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                             TERMINATION AGREEMENT
                             ---------------------

     This Termination Agreement (this "Agreement"), dated as of November 28, 2001, by and between Capital Media Group Limited and its subsidiaries (together, "CMG") and Gilles Assouline ("Mr. Assouline").

                              W I T N E S S E T H
                              -------------------

        WHEREAS, Mr. Assouline is the President and Chief Executive Officer of CMG;

        WHEREAS, the activities of CMG consist of technology and media activities, and AB Groupe provides management services to the media activities;

        WHEREAS, CMG has decided to divest the technology activities and, therefore, Mr. Assouline's responsibilities with CMG will be significantly reduced;

        WHEREAS, Mr. Assouline and CMG have mutually decided and agreed to terminate Mr. Assouline's employment pursuant to his employment agreement, dated December 23, 1997 (the "Employment Agreement") and provide for certain rights and obligations in connection therewith;

        WHEREAS, CMG and Mr. Assouline are entering into this Agreement to provide for such termination and such rights and obligations;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

            TERMINATION OF EMPLOYMENT; CONTINUING RESPONSIBILITIES

     1.1  Termination. Effective as of the receipt of the approval of this
          -----------
Agreement by the Board of Directors of CMG, the Employment Agreement shall be terminated subject to the rights and obligations set forth in this Agreement and Mr. Assouline shall resign his position as Chairman, President and Chief Executive Officer of CMG and any other position as a director, officer, employee or otherwise which he may have in the subsidiaries or other affiliates of CMG.

     1.2  Responsibilities. Beginning as of the date hereof and ending on March
          ----------------
31, 2002, Mr. Assouline shall make himself available on a part-time basis to CMG to perform certain tasks with regards to CMG, including but not limited to: (i) maintaining in good order the records and files of the Companies (as defined below), (ii) explaining to and discussing with CMG or third parties, to the extent requested by CMG, the contents of such records and files and any past activities, actions or transactions of CMG , and (iii) helping to prepare CMG's filings with the U.S. Securities and Exchange Commission. Compensation to Mr. Assouline for his services under this Section 1.2 shall be included in the compensation set forth in Section 2.1.
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                                   ARTICLE II

                           COMPENSATION; NO SEVERANCE

     2.1  Compensation. Mr. Assouline shall be paid his current salary on a
          ------------
monthly basis from the date of this Agreement until March 31, 2002, according to Annex 1 attached hereto and made a part hereof. Within five business days
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following the execution of this Agreement, CMG shall pay to Mr. Assouline the outstanding arrears and expenses set forth in Annex 1. CMG acknowledges that Mr.
                                              -------
Assouline entered into this Agreement in reliance upon the payment of these outstanding arrears and expenses and the fully and timely payment of his salary pursuant to this Section 2.1, and agrees that if such payments are not made as prescribed hereto, this Agreement will be terminated automatically and the Employment Agreement will be reinstated automatically.

     2.2  No Severance Under Employment Agreement. Mr. Assouline shall not be
          ---------------------------------------
paid any severance amounts or termination payments pursuant to the Employment Agreement. Any provision for severance payments in the Employment Agreement shall be null and void and of no further effect.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF MR. ASSOULINE

   Mr. Assouline represents and warrants to, and agrees with, CMG as follows:

     3.1  Liabilities. To the best knowledge of Mr. Assouline, Capital Media
          -----------
Group Limited and Unimedia SA (the "Companies") have no outstanding material indebtedness or other material liabilities for money borrowed or on account of capital leases or other long-term material indebtedness (including purchase money obligations), or guarantees in respect thereof, owing to or issued in favor of any bank or other lender, and no default or event of default exists (with the lapse of time or the giving of notice or both would exist) with respect to any of such indebtedness or guarantees, other than those (i) disclosed in the public filings of the Companies, (ii) disclosed in the financial statements of the Companies, or (iii) disclosed or discussed during a meeting of the Board of Directors of CMG at which David Ho, Michel Assouline and a representative of AB Groupe were in attendance. The Companies have no material outstanding amounts owed to their directors, accountants, lawyers, former employees or other individual entity which has provided service to the Companies and, more generally, have no material liabilities other than those (i) disclosed in the public filings of the Companies, (ii) disclosed in the financial statements of the Companies, or (iii) disclosed or discussed during a meeting of the Board of Directors of CMG at which David Ho, Michel Assouline and a representative of AB Groupe were in attendance.

     3.2  Contracts. CMG is not a party to any material contracts, agreements or
          ---------
commitments, whether oral or written, express or implied, with Mr. Assouline, Michel Assouline or Anne Marie Assouline, other than this Agreement, the Employment Agreement and the Exchange Agreement, dated November 28, 2001 (the "Exchange Agreement"), and CMG does not have any outstanding obligations to Mr. Assouline, Michel Assouline or Anne Marie Assouline other than pursuant to this Agreement, the Employment Agreement and the Exchange Agreement or as disclosed in the public filings of CMG. The consulting contract with respect to Anne Marie Assouline and Menkar SA has been terminated. To the best knowledge of Mr. Assouline, the Companies are not a party to any material contracts, agreements or commitments, whether oral or written, express or implied, other than those (i) disclosed in the public filings of CMG, (ii) disclosed in the financial statements of CMG, or (iii) disclosed or discussed during a meeting of the Board of Directors of CMG at which David Ho, Michel Assouline and a representative of AB Groupe were in attendance.

                                  ARTICLE IV

                                   COVENANTS

     4.1  Release by Mr. Assouline.  Subject to Section 2.1 and Article III, Mr.
          ------------------------
Assouline releases CMG and its directors, officers and employees from any pending or future claims in connection with the Employment Agreement, in his capacities as an officer, a director, lender or employee of CMG, including but not limited to any salary or severance amounts other than as provided for herein.

     4.2  Release by CMG. Subject to Article III, CMG and its directors release
          --------------
Mr. Assouline from any pending or future claims in connection with Mr. Assouline's activities as an officer, director, lender or employee in connection with the Employment Agreement.

     4.3  Oradea and Rolando Pardo Litigation. CMG shall continue to indemnify
          -----------------------------------
Mr. Assouline for the present litigation between Mr. Assouline and two minority shareholders named Oradea and Rolando Pardo in connection with such minority shareholders' investments in both Unimedia SA and ActivCard. CMG shall have the right, but not the obligation, to settle such litigation in terms to be freely determined by CMG, provided such settlement shall not give rise to any costs to be borne by Mr. Assouline. All costs in connection with such settlement shall be borne by the other parties to said litigation and/or CMG. CMG shall therefore have the right to contact the other parties to said litigation in order to take all necessary steps to achieve a settlement. Mr. Assouline shall cooperate with CMG in the litigation and settlement process. Notwithstanding anything to the contrary contained herein, within one month from the date hereof, Mr. Assouline may pursue and cause a settlement of this litigation if such settlement would not involve any payments by CMG other than for legal fees, and CMG shall only be responsible for those legal fees in connection with such settlement which it has pre-approved prior to such costs being incurred.

     4.4  Directors and Officers Insurance. CMG shall ensure that Mr. Assouline
          --------------------------------
is covered under the current directors and officers insurance policy of AB Groupe until December 18, 2002, after which time CMG shall ensure that either such policy is renewed on the same or similar terms as the current terms of the policy or that the discovery period is extended such that Mr. Assouline is covered by such policy until the statute of limitations has expired on any potential claims against Mr. Assouline arising since he has been covered under such policy. Mr. Assouline has reviewed and understands the terms of the terms of the current policy. Notwithstanding anything to the contrary contained herein, there shall be no obligation to maintain directors and officers insurance for Mr. Assouline after the statute of limitations has expired on any potential claims against Mr. Assouline arising since he has been covered under such policy.


                                   ARTICLE V
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                                 MISCELLANEOUS

     5.1  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties contained herein and in any document, instrument, certificate or other writing delivered pursuant hereto shall survive after the date hereof for a period of three years from the date hereof, unless this Agreement is terminated pursuant to Section 2.1, at which such representations and warranties shall be null and void.

     5.2  Counterparts. This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

     5.3  Governing Law. This Agreement shall be governed by, and interpreted in
          -------------
accordance with, the laws of Nevada.

     5.4  Definitions.  For the purposes of this agreement, the phrase "best
          -----------
knowledge of Mr. Assouline" shall mean the actual knowledge of Mr. Assouline after due inquiry and the knowledge of reasonable managers of a business similar in size to CMG.

        IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first written above.


                              CAPITAL MEDIA GROUP LIMITED



                              By: /s/ Orla Noonan
                                 ------------------------
                                 Name: Orla Noonan
                                 Title: Authorized Signatory



                              /s/ Gilles Assouline
                              ---------------------------
                              Gilles Assouline

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                                                                         Annex 1
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                     [To be delivered by Gilles Assouline]